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                                                                     EXHIBIT 8.1

                      [Letterhead of Morrison & Foerster]


                                 April 7, 1999

Spieker Properties, Inc.
2180 Sand Hill Road, Suite 200
Menlo Park, California  94025

Ladies and Gentlemen:

     We have acted as special tax counsel to Spieker Properties, Inc., a Maryland corporation (the "Company") in connection with the offer and sale from time to time by (i) the holder of up to 1,219,512 shares (the "Shares") of common stock, par value $0.0001 per share, that may be issued by the Company to the holder of up to 1,000,000 shares of Series A preferred stock, if and to the extent that such holder tenders such preferred stock for exchange into the Shares and (ii) the holders of up to 2,801,251 Shares that may be issued by the Company to the holders of up to 2,801,251 units of limited partnership interest (the "Units") in Spieker Properties, L.P., a California limited partnership, if and to the extent that such holders tender such Units for exchange into the Shares. The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 with the SEC on April 7, 1999 under the Act. Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated April 7, 1999, (the "Certificate"), delivered to Morrison & Foerster LLP which provides certain representations of fact by the Company relevant to this opinion.

     You have requested our opinion as to certain federal income tax matters regarding the Company. This opinion is solely for the benefit of the Company and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

     In our capacity as special tax counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Certificate; (ii) the Registration Statement and (iii) such other documents we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

     Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (i) the Company is operated


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Spieker Properties, Inc.
April 7, 1999
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and will continue to be operated in the manner described in the Certificate,
(ii) the facts contained in the Registration Statement are true and complete in all material respects, and (iii) all representations of fact contained in the Certificate are true and complete in all material respects. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

     We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, qualification and taxation of the Company as a REIT for federal income tax purposes depends upon the Company's ability to satisfy or maintain on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to us or assumed by us herein, our opinion should not be relied upon.

     Our opinion herein is based on existing law as contained in the Code, the Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the "IRS") and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge or that the courts will agree with our conclusions.

     Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that, as of the date hereof, commencing with the Company's taxable year ending December 31, 1993 through its taxable year ending December 31, 1998, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and if it continues to be organized and operated after December 31, 1998 in the same manner as it has prior to that date, it will continue to so qualify.


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Spieker Properties, Inc.
April 7, 1999
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     We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS and case law.

     We hereby consent to the reference to our firm name and this opinion in the Registration Statement and the prospectus contained therein. In giving such consent, however, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Act or the rules and regulations of the SEC promulgated thereunder.

                                Very truly yours,

                                /s/ Morrison & Foerster